                                                                    EXHIBIT 99.5


                             SETTLEMENT AGREEMENT

  This Agreement entered into this 16th day of May, 1994 by and between John Blair Communications, Inc. ("Communications"), a Delaware corporation, John Blair & Company, Inc. ("John Blair"), a New York corporation, Blair Entertainment Corporation, a New York corporation ("Entertainment," and collectively with Communications and John Blair, "Blair"), JHR Acquisition Corp., a Delaware corporation ("JHR")(predecessor-in-interest to Communications), Telemundo Group, Inc. ("Telemundo"), a Delaware corporation and a debtor and debtor-in-possession in a case under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") currently pending in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), Reliance Capital Group, L.P., a New York partnership, ("Reliance Capital"), Reliance Associates, L.P., a New York partnership, ("Reliance Associates"), Reliance Capital Group, Inc., a Delaware corporation ("RCG"), Reliance Group Holdings, Inc., a Delaware corporation ("RGH," and together with Reliance Capital, Reliance Associates, and RCG, collectively referred to herein as the "Reliance Entities"), Deloitte & Touche as successor-in-interest to Touche Ross & Co. ("Deloitte"), Mr. Henry R. Silverman ("Silverman"), Mr. Donald
G. Raider ("Raider"), Mr. Peter J. Housman II ("Housman") and the Official Committee of Unsecured Creditors in Telemundo's chapter 11 case (the "Committee"). For purposes of this Agreement, Blair and JHR are collectively referred to as the "Plaintiffs". Telemundo, the Reliance Entities, Deloitte, Silverman, Raider and Housman are collectively referred to as the "Defendants". The Plaintiffs, Defendants and the Committee are each referred to herein as a "Party" and are collectively referred to herein as the "Parties".

  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Amended Plan (as hereinafter defined) annexed hereto as Exhibit "A". Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural.

  In computing any period of time prescribed or allowed by this Agreement the day of the act or event from which the designated period begins to run shall not be included. The last day of the computed period shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period runs until the end of the next Business Day.


                                   RECITALS

  WHEREAS, on June 8, 1993 (the "Filing Date"), certain debentureholders of Telemundo and the indenture trustee for such debentures filed an involuntary petition for relief under chapter 11 of the Bankruptcy Code against Telemundo;

  WHEREAS, on July 30, 1993, Telemundo consented to the entry of an order for relief in its chapter 11 case--Case No.93-B-42967(JLG)(the "Chapter 11 Case") and is continuing to operate its businesses and manage its properties as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;

  WHEREAS, the Committee has been appointed by the United States Trustee for the Southern District of New York pursuant to section 1102 of the Bankruptcy Code;

  WHEREAS, on April 10, 1987, the Plaintiffs purchased two divisions from Telemundo's predecessor-in-interest, John Blair & Company ("Old Blair");

  WHEREAS, on December 29, 1987, the Plaintiffs commenced an action entitled John Blair Communications, Inc., et al. v. Reliance Capital Group, L.P., et al., No. 5204/88 (Shainswit, J.), in the Supreme Court of New York, County of New York, asserting claims for fraud, breach of warranty and negligent misrepresentation against Telemundo, the Reliance Entities and Deloitte (the "New York Action");

  WHEREAS, on October 22, 1990, Plaintiffs filed an amended complaint (the "Amended Complaint"), asserting claims against and naming as additional defendants in the New York Action Housman, Silverman and Raider (Housman, Silverman and Raider had each served as executives of Old Blair, and subsequently served as Telemundo officers and/or directors);

  WHEREAS, prior to the Filing Date, certain Plaintiffs commenced a separate action against Telemundo in the Supreme Court of the State of New York, County of New York, asserting breach of contract claims relating to the syndicated television show "Divorce Court," which action was subsequently consolidated into the New York Action;

  WHEREAS, in the New York Action, the Plaintiffs seek not less than $69 million in compensatory damages, plus pre-judgement interest, and not less than $25 million in punitive damages;

  WHEREAS, in The New York Action Telemundo has asserted counterclaims against Blair and third-party claims against JHR (collectively, the "Counterclaims");

  WHEREAS, under a Lawsuit Proceeds Assignment Agreement (the "Lawsuit Proceeds Assignment Agreement"), dated June 28, 1989, by and between Blair, The Prudential Insurance Company of America ("Prudential"), The Travelers Insurance Company ("TIC"), The Travelers Idemnity Company ("Travelers Indemnity"), The Travelers Insurance Group Inc., ("Travelers Group", successor by assignment to The Travelers Corporation and, together with TIC and Travelers Indemnity, collectively, "Travelers") and other beneficiaries (collectively referred to hereinafter as the "Beneficiaries"), Blair assigned, transferred and conveyed to the Beneficiaries certain proceeds, if any, received or obtained by Blair in connection with the New York Action;

  WHEREAS, Prudential and Travelers, each for itself, acknowledge to the Defendants that each of them has no claim or any basis upon which to assert a claim against the Defendants relating to the acts alleged in the New York Action or relating to the Lawsuit Proceeds Assignment Agreement;

  WHEREAS, Plaintiffs acknowledge to the Defendants that Prudential and Travelers have no claim or any basis upon which to assert a claim against the Defendants relating to acts alleged in the New York Action or relating to the Lawsuit Proceeds Assignment Agreement;

  WHEREAS, on September 28, 1993, Telemundo commenced an adversary proceeding against Blair, captioned Telemundo Group, Inc.v.John Blair Communications, Inc., No.93-9663A (the "Adversary Proceeding") and filed with the Bankruptcy Court a motion to stay and enjoin the New York Action as against all non-debtor defendants pending the Bankruptcy Court's resolution of Blair's claims asserted against Telemundo in the New York Action (the "Motion");

  WHEREAS, Blair objected to the Motion and cross-moved for relief from the automatic stay under section 362 of the Bankruptcy Code to permit the New York Action to proceed against Telemundo;

  WHEREAS, on November 12, 1993, Blair filed with the Bankruptcy Court a proof of claim (claim No. 71) against the Debtor in the amount of $157,705,704.87 in connection with the subject matter of the New York Action (the "Blair Claim");

  WHEREAS, on November 12, 1993, Reliance Capital filed a proof of claim (claim No. 56), Reliance Associates filed a proof of claim (claim No. 57), RCG filed a proof of claim (claim No. 58), RGH filed a proof of claim (claim No. 59), Mr. Housman filed a proof of claim (claim No. 77), Mr. Raider filed two proofs of claim (claim Nos. 107 and 110), and Mr. Silverman filed two proofs of claim (claim Nos. 108 and 111), all against the Debtor's estate;

  WHEREAS, on November 19, 1993 Telemundo filed with the Bankruptcy Court a proposed Plan of Reorganisation (the "November Plan") and a proposed Disclosure Statement, each dated November 18, 1993;

  WHEREAS, on January 3, 1994, Blair filed with the Bankruptcy Court its objections to the adequacy of Telemundo's proposed Disclosure Statement;

  WHEREAS, Telemundo, as sublessor, and JHR Entertainment, Inc., as sublessee, entered into a sublease agreement (the "Sublease"), dated as of April 10, 1987, with respect to a portion of those certain premises located at 1290 Avenue of the Americas, which premises are the subject of a lease agreement (the "O & Y Lease") by and between Telemundo and O & Y Equity Corp., Olympia & York Holdings Corporation, Fame Associates and 1290 Associates (hereinafter collectively referred to as the "1290 Landlord");

  WHEREAS, subject to Bankruptcy Court authorization and approval, on April
25, 1994, Telemundo entered into a letter agreement with the Landlord resolving and settling all claims (collectively the "O & Y Claim") related to and arising from and in connection with the O & Y Lease (the "O & Y Letter Agreement", attached hereto as Exhibit "B");

  WHEREAS, Telemundo will file with the Bankruptcy Court its Second Ammended Plan of Reorganization (the "Amended Plan"); and

  WHEREAS, the parties desire to avoid the expense, disruption and uncertainty of further litigation by settling fully and finally all differences or disputes that have arisen or might arise or are in any way related to the claims or the Counterclaims in the New York Action and all matters related to and arising from and in connection therewith;

                                  WITNESSETH

  NOW, THEREFORE, for good and valuable consideration, including the mutual premises, releases, representations, covenants and obligations contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

  1. Payment and Releases. (A) Except as specifically set forth below, on the Consummation Date, the distributions provided for in this paragraph 1(A) shall be made:

    (i) RGH and RCG shall pay $2,500,000 and $4,005,000, respectively, (a total of $6,505,000) by certified checks or wire transfers of immediately available funds as follows: (a) $3,865,625 to Blair and (b) $2,639,375 to Telemundo. RGH and RCG shall determine, in their sole discretion, the allocation of their payments set forth in the first clause of this paragraph 1(A)(i) as between Blair and Telemundo.

    (ii) In partial consideration for the settlement of the Blair Claim, Reorganized Telemundo shall issue to Blair $26,000,000 in aggregate principal face amount of New Senior Notes, plus accrued interest, if any, in the same form and at the same time as the other recipients of the New Senior Notes.

    (iii) (a) In partial consideration for the settlement of the Blair Claim, and subject to the terms and conditions of the Amended Plan and the Rights Plan, Telemundo shall issue to Blair Rights to purchase 285,000 shares of Series A Common Stock (the "Blair Rights") on the same date and in the same manner that Rights are issued generally under the Rights Plan. (The day on which Rights are issued and transmitted generally under the Rights Plan to eligible recipients is referred to as the "Rights Delivery Date.")

    (b) Subject to the last sentence of paragraph 1(A)(iii)(e), at any time on or before the 21st day following the Rights Delivery Date, Blair, at its election, may assign, transfer and convey to RGH, and RGH shall accept, all or any portion of the Blair Rights (the "Unexercised Rights Amount") in exchange for a cash payment equal to the product of $7 times the Unexercised Rights Amount, which shall be paid by RGH on the Consummation Date by certified check or wire transfer of immediately available funds.

    (c) In addition to any rights Blair has under paragraph 1(A)(iii)(b) and subject to the last sentence of paragraph 1(A)(iii)(e), if prior to the 21st day following the Rights Delivery Date Blair has exercised all or any portion of the Rights (the "Exercised Rights Amount"), then at any time on or before such 21st day, Blair may transfer to RGH its right to receive from Telemundo on the Consummation Date any amount of shares of Series A Common Stock up to an amount equal in number to the Exercised Rights Amount (the "Transferred Shares Amount") and RGH shall pay to Blair by certified check or wire transfer of immediately available funds the sum of (a) the product of $14 times the Transferred Shares Amount, plus (b) the product of the Buy-In Price Appreciation (if actually paid by Blair) times the Transferred Shares Amount, simultaneously with the receipt by RGH of the Transferred Shares on the Consummation Date.

    (d) If Blair exercises all or any portion of the Blair Rights, Blair's obligations under the Rights Plan to pay the product of (a) $7 plus the Buy-In Price Appreciation times (b) the amount of Rights Blair has exercised (the "Exercised Rights Payment") to Telemundo shall be deferred until the Consummation Date and shall be satisfied by Blair giving an irrevocable direction to RGH and RCG to pay the Exercised Rights Payment directly to Telemundo on the Consummation Date, out of the $3,865,625 to be paid by RGH and/or RCG pursuant to paragraph 1(A)(i) hereof, with the balance of that $3,865,625 to be paid directly to Blair.

    (e) The Rights Plan shall provide appropriate provisions to implement the terms of this paragraph 1(A)(iii). Notwithstanding anything to the contrary contained herein, Blair agrees that it will not exercise the Blair Rights in part unless it exercises a minimum of 142,500 of the Blair Rights.

    (iv) In partial consideration for the settlement of the New York Action, Reliance Capital will not exercise 285,000 of the Rights and within five (5) days of the Rights Delivery Date, Reliance Capital shall transfer, assign, and convey to Telemundo 285,000 Rights, which Rights shall be extinguished by Telemundo.

The $3,865,625 cash payment, the $26,000,000 in principal amount of New Senior Notes and the Rights to purchase 285,000 shares are hereinafter collectively referred to as the "Plaintiffs' Distribution". In addition to providing the Plaintiffs with the Plaintiffs' Distribution, as provided in paragraph 4 herein, the Defendants shall also deliver to the Plaintiffs a duly executed release in the form of Exhibit "C" attached hereto. Such release and the Plaintiffs' Distribution are hereinafter collectively referred to as the "Settlement Consideration".

  (B) At any time prior to the Consummation Date, Telemundo, with the Committee's consent, shall have the option to elect to reduce the $26,000,000 in aggregate principal amount of New Senior Notes to be issued to Blair pursuant to the foregoing paragraph by an amount up to $11,000,000 in aggregate principal amount (such reduction in principal amount referred to as the "Reduction in Principal Amount") by paying to Blair cash in an amount equal to the sum of(i) 102% of the Reduction in Principal Amount and (ii) either (a) if such election and payment is made at any time on or prior to June 1, 1994, 3 months' accrued interest on such Reduction in Principal Amount calculated at a rate per annum equal to 10.25% (the "Rate"), or (b) if such election and payment is made at any time after June 1, 1994, 3 months' accrued interest on such Reduction in Principal Amount at the Rate plus any additional accrued interest thereon at the Rate calculated for the period commencing June 2, 1994 to and including the date such payment is made.

  (C) As a condition of the Plaintiffs' receipt of the Settlement Consideration, as provided in paragraph 4 herein, the Plaintiffs shall deliver to Telemundo a release in the form of Exhibit "D-1" attached hereto. As a further condition to the Plaintiffs' receipt of the Settlement Consideration, Prudential and Travelers, each for itself, hereby agrees that it shall not assert any claims against the Defendants or their affiliates (including, but not limited to, partners and principals of Deloitte) in connection with or relating in any way to the subject matter of the New York Action or the Lawsuit Proceeds Assignment Agreement.

  2. Material Changes. Telemundo shall file the Amended Plan. Unless otherwise mutually agreed by Telemundo, Reliance Capital, RGH, the Plaintiffs and the Committee, no change shall be made in the amended Plan: (i) to Sections 10.01, 10.02, 10.03 or 16.01 of the Amended Plan; (ii) to the interest rate, scheduled payments, priority, call protection or aggregate principal amount to be issued of the New Senior Notes, or to the aggregate amount, exercise price or exercise date of the Rights, or the aggregate amount of the Series A Common Stock to be issued under the Amended Plan; or (iii) that materially impacts the value of, or Blair's rights to receive, the New Senior Notes, the Rights, or the Series A Common Stock to be issued under the Amended Plan, or Blair's rights under this Agreement. Unless otherwise mutually agreed by the Parties or ordered by the Bankruptcy Court, no material change shall be made in the release and indemnification provisions of the Amended Plan. Unless otherwise mutually agreed by the Parties, no change shall be made to the first sentence of the third paragraph of Section 17.01 of the Amended Plan.

  3. Voting; Support for Settlement of O & Y Claim. (A) The Parties agree not to propose or support, either individually or collectively, any plan in Telemundo's Chapter 11 Case which is inconsistent with paragraph 2 of this Agreement or would preclude the fulfillment of the terms of this Agreement. Nothing in the Amended Plan or the order entered by the Bankruptcy Court confirming the Amended Plan (the "Confirmation Order") shall be interpreted in any manner that would be inconsistent with paragraph 2 of this Agreement or would preclude fulfillment of the terms of this Agreement. Provided that the Amended Plan is consistent with the terms hereof, the Parties hereby agree to vote to accept the Amended Plan (to the extent they have voting rights), to fully support confirmation of the Amended Plan and to take all other steps unnecessary to implement this Agreement.

  (B) The Parties agree that the settlement of the O & Y Claim pursuant to the O & Y Letter Agreement is integral to this Agreement. Each Party shall support and not object to any motion seeking entry of an order approving the provisions of the O & Y Letter Agreement, including, but not limited to, the assumption and assignment of the O & Y Lease and Telemundo's payment of $7 million to the landlord, in the form and substance annexed hereto as Exhibit "B". No Party shall take any action inconsistent with efforts to fully and completely settle and satisfy the O & Y Claim pursuant to the O & Y Letter Agreement in the form and substance annexed hereto as Exhibit "B". Nothing contained in this paragraph 3(B) shall affect, enlarge or impair Blair's rights and actions as a sublessee under the lease that is the subject of the O & Y Letter Agreement, including, but not limited to, the rights, if any, to challenge the validity or enforceability of the sublease, or negotiate with the 1290 Landlord to revise the terms of the sublease.

  4. Escrow and Delivery of Releases. Within five Business Days of the date that this Agreement is fully executed by all the Parties to this Agreement and all required consents are delivered, (i) Defendants will deliver to counsel for the Plaintiffs six (6) original validly executed Exhibit "C" releases, (ii) Plaintiffs will deliver to counsel for Telemundo six (6) original validly executed Exhibit "D-1" releases, and six (6) original validly executed Exhibit "D-1" releases for each of the other Defendants and (iii) each of the Defendants will deliver to counsel for each of the other Defendants six (6) original validly executed Exhibit "D-2" releases. Counsel will hold all such releases (collectively the "Releases") in escrow until the Consummation Date. On the date that payment is made to Plaintiffs of Plaintiffs' Distribution, the escrow shall terminate and on that date the Releases will be distributed by counsel to each beneficiary. Unless otherwise agreed by Telemundo, Reliance Capital, RGH, the Plaintiffs and the Committee, if the Consummation Date has not occurred on or prior to December 31, 1994, the Releases will be null and void and of no further force and effect, and shall be returned promptly to the Releasors' respective counsel.

  5. Withdrawal of Claims; No Reconsideration. On the Consummation Date, any and all proofs of claim filed against Telemundo by the Plaintiffs (including, but not limited to, the Blair Claim) shall be deemed to be expunged, withdrawn and dismissed with prejudice and without costs. On the Consummation Date, any and all proofs of claim filed against Telemundo by any of the other Defendants, only to the extent such proofs of claim relate to the New York Action or to claims of indemnification or contribution, except as otherwise provided in the Plan, shall be expunged, withdrawn and dismissed with prejudice and without costs. Any and all such proofs of claim that are expunged, withdrawn and dismissed as provided herein shall not be subject to reconsideration under section 502(j) of the Bankruptcy Code or Rule 3008 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and the Parties will not seek any such reconsideration. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to be the expunging, withdrawal or dismissal of any claims, defenses, counterclaims or causes of action that any of the parties to this Agreement holds or may hold arising out of, relating to, or in connection with this Agreement and/or the Plaintiffs' Distribution (which claims, defenses, counterclaims and causes of action, if any, are hereby expressly preserved), and, subject to paragraph 10 of this Agreement, nothing in this Agreement shall affect the rights of any such parties to enforce the same.

  6. Stipulations and Notices of Discontinuance and Dismissal.  (A) Within five
(5) Business Days of the date that this Agreement is fully executed by all of the Parties to this Agreement and all required consents are delivered, counsel for the Plaintiffs and the Defendants shall execute a Stipulation of Discontinuance with prejudice of the New York Action and all claims, defenses and the Counterclaims asserted therein, substantially in the form annexed hereto as Exhibit "E", and deliver such Stipulation to counsel for Telemundo. Counsel for Telemundo shall hold the Stipulation of Discontinuance in escrow and shall not file it with the Supreme Court of New York, County of New York, until payment and transfer to Plaintiffs of the Settlement Consideration. The Stipulation of Discontinuance shall be filed with the State Court promptly after the payment and transfer to Plaintiffs of the Settlement Consideration. Until that time, all proceedings in the New York Action will be stayed. Unless otherwise agreed by Telemundo, Reliance Capital, RGH, the Plaintiffs and the Committee, if the Consummation Date has not occurred on or prior to December 31, 1994, the Stipulation of Discontinuance will be null and void and of no further force and effect, and the Parties to this Agreement will be free to pursue all rights and remedies in connection with the New York Action as if this Agreement had not been entered into.

  (B) Within five (5) Business Days of the date that this Agreement is fully executed by all of the Parties to this Agreement and all required consents are delivered, counsel for Telemundo and counsel for Blair shall execute a Stipulation dismissing with prejudice the Adversary Proceeding, substantially in the form annexed hereto as Exhibit "F", and shall deliver it to counsel for the Plaintiffs, who will hold such Stipulation in escrow and not file it with the Bankruptcy Court until payment and transfer to Plaintiffs of the Settlement Consideration. The Stipulation of Dismissal shall be filed with the Bankruptcy Court promptly after the payment and transfer to Plaintiffs of the Settlement Consideration. Unless otherwise agreed by Telemundo, Reliance Capital, RGH, the Plaintiffs and the Committee, if the Consummation Date has not occurred on or prior to December 31, 1994, the Stipulation of Dismissal will be null and void and of no further force and effect, and the Parties to this Agreement will be free to pursue all rights and remedies in connection with the Adversary Proceeding as if this Agreement had not been entered into.

  7. Motion for Order. Following the receipt by counsel for Telemundo of executed duplicate originals of this Agreement from each of the Parties and consents from all parties required to consent to this Agreement, Telemundo will promptly file with the Bankruptcy Court a motion for an order approving and authorizing this Agreement (the "Approval Order"). Each Party shall support and not object to the motion for the Approval Order and no Party shall take any action inconsistent with efforts to obtain the Approval Order. Other than as expressly set forth herein, this Agreement shall be effective only when the conditions to consummation set forth in the Amended Plan have been satisfied or waived. The foregoing notwithstanding, the obligations of the Parties under paragraphs 2, 3, 4, 6, 7, 10 and 11 shall be effective when this Agreement is fully executed by all of the Parties to this Agreement and all required consents are delivered.

  8. Term; No Admission. In the event that (i) the motion for the Approval Order is denied by Final Order or (ii) the Consummation Date has not occurred on or prior to December 31, 1994, then this Agreement shall be null, void and of no force or effect, and none of the provisions herein (including the "Whereas" clauses) shall prejudice or impair any of the rights and remedies of the Parties. Moreover, in the event that the motion for approval of the O & Y Letter Agreement is denied by Final Order, within 21 days of such Final Order of denial, Telemundo and the Committee may jointly terminate this Agreement, in which event this Agreement shall be null, void and of no force or effect, and none of the provisions herein (including the "Whereas" clauses) shall prejudice or impair any of the rights and remedies of the Parties. The right to terminate in the preceding sentence may not be exercised by either Telemundo or the Committee without the express written agreement of the other. If Telemundo and the Committee do not terminate this Agreement within the time period provided in the second preceding sentence, then this Agreement shall remain in full force and effect and the conditions set forth in sections 10.01(c) and 10.02(g) of the Plan shall be waived. Each of the Parties acknowledges and agrees that this Agreement is a settlement agreement only and is not (and shall not be deemed to be) an admission or concession of any type, including liability, by any Party with respect to any matters, claims and defenses pleaded, raised or related to and arising from and in connection with the New York Action and the Blair Claim. This provision shall survive the termination of this Agreement.

  9. Publicity. Except as required by applicable laws, rules or regulations, accounting principles, auditing standards or order of any Court, the Parties to this Agreement shall not issue any press release or make any other statement for general public dissemination with respect to this Agreement and the transactions contemplated hereby; provided, however, that such prohibition shall not extend to or limit Telemundo's service of, filing with the Bankruptcy Court and prosecution of the Amended Plan and the related disclosure statement and all motions related to this Agreement or any statements by Telemundo or the Committee relating to the Amended Plan or related disclosure statement.

  10. Jurisdiction; Applicable Law. The validity, performance and enforcement of this Agreement shall be governed by the substantive laws of the State of New York, without giving regard to the choice of law provisions thereof. All matters relating to the interpretation of this Agreement or any controversy arising with respect to this Agreement among the Parties shall be determined by the Bankruptcy Court. The Parties hereby expressly consent to the personal and subject matter jurisdiction of the Bankruptcy Court with respect to the interpretation and enforcement of this Agreement. If any Party to this Agreement is required to enforce any of the provisions of this Agreement as against any Party and prevails in such enforcement, the other Party (or Parties) shall indemnify and hold harmless the prevailing Party against all costs associated with such enforcement including, without limitation, reasonable attorneys' fees.

  11. Modifications; Representations; Amendments; Integration; Entire Agreement. The Parties represent that they are authorized and empowered to execute this Agreement and that this Agreement constitutes the entire agreement and understanding between the Parties and may not be modified or amended except by a writing signed by each of the respective Parties or their attorneys. The Plaintiffs, Prudential and Travelers represent to the Defendants that they are authorized and empowered to settle and compromise the New York Action and that, under the Lawsuit Proceeds Assignment Agreement and otherwise, Blair has the exclusive right to receive from the Defendants any and all proceeds as a result of any such settlement or compromise of the New York Action. The Plaintiffs, Prudential and Travelers further represent that Blair has the sole and exclusive responsibility to remit payment or any portion of the proceeds of any such settlement or compromise to the Beneficiaries. This agreement and the exhibits hereto shall constitute the sole and entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, promises, representations, warranties, understandings, and negotiations between the Parties and respecting the subject matter hereof.

  12. Cooperation. From and after the date of this Agreement, each Party at the request of any other Party, shall execute and deliver to the other Party all documents and instruments and take such other action as the other Party may reasonably request in order to effectuate the purposes of this Agreement.

  13. Benefits; Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the undersigned Parties and each of their respective predecessors, successors and assigns, direct and indirect parent companies, subsidiaries, affiliates, partnerships or joint ventures, other partners or joint ventures in such partnership and joint ventures, partners, officers, directors, employees, agents, direct and indirect shareholders and owners.

  14. Construction. The Parties hereto agree that the terms and conditions of this Agreement are the result of negotiations between the Parties or their counsel, and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its counsel participated in the drafting of this Agreement.

  15. Waiver. No failure or delay on the part of any Party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises of any other power, right or privilege.
All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  16. No Representations. Each Party to this Agreement hereby acknowledges that in entering into this Agreement it has not received or relied upon any representations, warranties, guarantees, promises, statements or estimates, whether written or oral, express or implied, by any of the Parties, any affiliate, agent, employee, accountant, attorney-in-fact or at-law or other person representing or purporting to represent any Party, except as expressly set forth in this Agreement.

  17. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

  18. Notice. Such notices as may be given under this Agreement shall be in writing and shall be transmitted by telecopier and by overnight courier, as follows:

  (i) If to the Plaintiffs, to:

        John Blair Communications, Inc.
        John Blair Entertainment, Inc.
        John Blair & Company, Inc.
        JHR Acquisition Corp.
        1290 Avenue of the Americas
        New York, New York 10104
        Attention: Ronald J. Brooks, Esq.
        Phone: (212) 603-5000
        Fax: (212) 603-5003

  with copies to:

        Kaye, Scholer, Fierman, Hays & Handler
        425 Park Avenue
        New York, New York 10022
        Attention: Peter M. Fishbein, Esq.
        Phone: (212) 836-8000
        Fax: (212) 836-8700

  -and-

        Weil, Gotshal & Manges
        767 Fifth Avenue
        New York, New York 10153
        Attention: Marcia Goldstein, Esq.
        Phone: (212) 310-8000
        Fax: (212) 310-8007

  (ii) If to Telemundo, to:

        1740 Broadway
        New York, New York 10019
        Attention: General Counsel
        Phone: (212) 492-5500
        Fax: (212) 459-9498

  with copies to:

        Fried, Frank, Harris, Shriver & Jacobson
        One New York Plaza
        New York, New York 10004-1980
        Attention: Ira S. Sacks, Esq.
        Phone: (212) 820-8000
        Fax: (212) 747-1526

  -and-

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Mark A. Belnick, Esq.
        Phone: (212) 373-3000
        Fax: (212) 373-2354

  (iii) If to the Reliance Entities, to:

        Reliance Group Holdings, Inc.
        Park Avenue Plaza
        55 East 52nd Street
        New York, New York 10055
        Attention: Howard E. Steinberg, Esq.
        Phone: (212) 909-1100
        Fax: (212) 909-1241

  with copies to:

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019
        Attention: Mark A. Belnick, Esq.
        Phone: (212) 373-3000
        Fax: (212) 373-2354

  (iv) If to Deloitte, to:

        Deloitte & Touche
        1633 Broadway
        9th Floor
        New York, New York 10019
        Attention: Howard Smith, Esq.
        Phone: (212) 492-4155
        Fax: (212) 492-4201

  with copies to:

        Carter, Ledyard & Milburn
        114 West 47th Street
        17th Floor
        New York, New York 10036
        Attention: Robert R. Salman, Esq.
        Phone: (212) 944-7711
        Fax: (212) 944-9738

  (v) If to Peter J. Housman II, to:

        Peter J. Housman II
        51 North Mountain Avenue
        Apartment #7
        Montclair, New Jersey 07042

  with copies to:

        Richards Spears Kibbe & Orbe
        1 Chase Manhattan Plaza
        New York, New York 10005
        Attention: Lee S. Richards III, Esq.
        Phone: (212) 530-1800
        Fax: (212) 530-1801

  -and-

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Mark A. Belnick, Esq.
        Phone: (212) 373-3000
        Fax: (212) 373-2354

  (vi) If to Donald G. Raider, to:

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Mark A. Belnick, Esq.
        Phone: (212) 373-3000
        Fax: (212) 373-2354

  with copies to:

        Donald J. Cohn, Esq.
        425 Park Avenue, 21st Floor
        New York, New York 10022
        Phone: (212) 355-1444
        Fax: (212) 233-1942

  (vii) If to Henry R. Silverman, to:

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Mark A. Belnick, Esq.
        Phone: (212) 373-3000
        Fax: (212) 373-2354

  with copies to:

        Michael Kennedy, Esq.
        425 Park Avenue, 26th Floor
        New York, New York 10022
        Phone: (212) 935-4500
        Fax: (212) 980-6881

  (viii) If to the Committee, to its Chairperson:

        Apollo Advisors, L.P.
        1999 Avenue of the Stars
        Suite 1900
        Los Angeles, California 90067
        Attention: Mr. Arthur H. Bilger
        Phone: (310) 201-4100
        Fax: (310) 201-4197

  with copies to:

        Berlack, Israels & Liberman
        120 West 45th Street
        New York, New York 10036
        Attention: Edward S. Weisfelner, Esq.
        Phone: (212) 704-0100
        Fax: (212) 704-0196

  -and-

        Moses & Singer
        1301 Avenue of the Americas
        New York, New York 10019
        Attention: Alan Kolod, Esq.
        Phone: (212) 554-7800
        Fax: (212) 554-7700

Any Party may from time to time change its address, its telephone number, or its telecopier number, for the purpose of notice to that Party, by a notice given in accordance with this Paragraph 18 specifying such change.

  19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have executed this Agreement as of the date first above written.


                                       JOHN BLAIR COMMUNICATIONS, INC.

                                       By:    /s/ Sanford S. Ackerman
                                           ------------------------------
                                                TITLE: SECRETARY


                                       JOHN BLAIR ENTERTAINMENT, INC.

                                       By:    /s/ Sanford S. Ackerman
                                           ------------------------------
                                                TITLE: SECRETARY


                                       JOHN BLAIR & COMPANY, INC.

                                       By:    /s/ Sanford S. Ackerman
                                           ------------------------------
                                                TITLE: SECRETARY


                                       JHR ACQUISITION CORP.

                                       By:    /s/ Sanford S. Ackerman
                                           ------------------------------
                                           TITLE: SECRETARY OF JOHN BLAIR
                                           COMMUNICATIONS, INC. (FORMERLY
                                           KNOWN AS JHR ACQUISITION CORP.)


                                       TELEMUNDO GROUP, INC.

                                       By:    /s/ Peter J. Housman II
                                           ------------------------------
                                           TITLE: PRESIDENT--BUSINESS AND
                                                 CORPORATE AFFAIRS


                                       RELIANCE CAPITAL GROUP, L.P.
                                        By Reliance Associates, L.P., its
                                        General Partner, by Reliance Capital
                                        Group, Inc., its General Partner

                                       By:     /s/ Lowell C. Freiberg
                                           ------------------------------
                                                   TITLE: PRESIDENT

                                       RELIANCE ASSOCIATES, L.P.
                                        By Reliance Capital Group, Inc.
                                        its General Partner

                                       By:     /s/ Lowell C. Freiberg
                                           ------------------------------
                                                   TITLE: PRESIDENT


                                       RELIANCE GROUP HOLDINGS, INC.

                                       By:     /s/ Lowell C. Freiberg
                                           ------------------------------
                                            TITLE: SENIOR VICE-PRESIDENT


                                       RELIANCE CAPITAL GROUP, INC.

                                       By:     /s/ Lowell C. Freiberg
                                           ------------------------------
                                                   TITLE: PRESIDENT


                                       DELOITTE & TOUCHE

                                       By:      /s/ Alan S. Bernikow
                                           ------------------------------
                                                   TITLE: PARTNER


                                       PETER J. HOUSMAN II

                                       By:    /s/ Peter J. Housman II
                                           ------------------------------
                                                      TITLE:


                                       DONALD G. RAIDER

                                       By:      /s/ Donald G. Raider
                                           ------------------------------
                                                      TITLE:


                                       HENRY R. SILVERMAN

                                       By:     /s/ Henry R. Silverman
                                           ------------------------------
                                                      TITLE:

                                       OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS

                                       By:     /s/ Arthur H. Bilger
                                           ------------------------------
                                                TITLE: CHAIRPERSON

  The undersigned hereby consent to the foregoing Agreement and specifically agree to the Recitals and the provisions of paragraphs 1(C) and 11 of this
Agreement:


                                       THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA

                                       By:     /s/ Anthony F. Torre
                                           ------------------------------
                                               TITLE: VICE-PRESIDENT


                                       THE TRAVELERS INSURANCE COMPANY

                                       By:     /s/ William C. Stinton
                                           ------------------------------
                                            TITLE: SECOND VICE-PRESIDENT


                                       THE TRAVELERS INDEMNITY COMPANY

                                       By:     /s/ William C. Stinton
                                           ------------------------------
                                            TITLE: SECOND VICE-PRESIDENT


                                       THE TRAVELERS INSURANCE GROUP, INC.
                                        (as successor by assignment to
                                        The Travelers Corporation)

                                       By:      /s/ John R. Britt
                                           ------------------------------
                                             TITLE: ASSISTANT SECRETARY